Exhibit 1.2

INSMED INCORPORATED
0.75% Convertible Senior Notes due 2028
UNDERWRITING AGREEMENT

May 10, 2021

J.P. Morgan Securities LLC
SVB Leerink LLC

As Managers of the several Underwriters
listed in Schedule I hereto

c/o J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10179

c/o SVB Leerink LLC
One Federal Street, 37th Floor
Boston, MA 02110

Ladies and Gentlemen:

Insmed Incorporated, a Virginia corporation (the “Company”), proposes to issue and sell to the several Underwriters named in Schedule I hereto (the “Underwriters”) for which you are acting as managers (the “Managers”) an aggregate of $500,000,000 principal amount of the Company’s 0.75% convertible senior notes due 2028 (the “Firm Securities”), which shall be convertible into cash, shares of common stock of the Company, par value $0.01 per share (“Common Stock”) or a combination of cash and shares of Common Stock, and, at the election of the Underwriters, up to an aggregate of $75,000,000 additional principal amount of the Company’s 0.75% convertible senior notes due 2028 (the “Optional Securities”), solely to cover over-allotments. The Firm Securities and the Optional Securities that the Underwriters elect to purchase pursuant to Section 2 of this Underwriting Agreement (the “Agreement”) are herein collectively called the “Securities.” The Securities will be issued pursuant to a base indenture dated as of January 26, 2018 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a second supplemental indenture to be dated as of May 13, 2021, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Company has filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement, including a prospectus, on Form S-3 (File No. 333-238560) relating to securities (the “Shelf Securities”), including the Securities and shares of Common Stock issuable upon conversion thereof, to be issued from time to time by the Company, which automatic shelf registration statement became effective under Rule 462(e) under the Securities Act. Such registration statement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”) (but excluding Form T-1), is hereinafter referred to as the “Registration Statement”, and the related prospectus covering the Shelf Securities in the form first used to confirm sales of the Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Basic Prospectus.” The Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Securities in the form first used to confirm sales of the Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 of the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus.

For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the Basic Prospectus and the preliminary prospectus together with the free writing prospectuses, if any, and the final term sheet prepared and filed pursuant to Section 6(d) hereof, each identified in Schedule II hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “Basic Prospectus,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or free writing prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1.   Representations and Warranties. The Company represents and warrants to and agrees with each of the Underwriters that:

(a)   The Registration Statement became effective upon filing; the filing date of the Registration Statement was not earlier than the date three years before the execution date of this Agreement; and no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company, threatened by, the Commission.  (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption in Rule 163, and (iv) as of the date hereof, the Company was or is, as applicable, a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(b)   (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus  complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Registration Statement, when such part became effective, did not contain, and each such part, as amended or supplemented, if applicable, as of the Closing Date (as defined in Section 4) and as of any Option Closing Date (as defined in Section 2) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement, as of the date hereof, does not and, as of the Closing Date and as of any Option Closing Date, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) the Registration Statement and the Prospectus comply, and as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and the applicable rules and regulations of the Commission thereunder, (v) the Time of Sale Prospectus does not, and at the time of each sale of the Securities in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Closing Date and as of any Option Closing Date, the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vi) each broadly available road show, if any, when considered together with the Time of Sale Prospectus, does not and will not as of the Closing Date and as of any Option Closing Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vii) the Prospectus as of the date hereof does not contain and, as amended or supplemented, if applicable, as of the Closing Date and as of any Option Closing Date will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein.

(c)   (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) as of the date hereof, the Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act (including the final term sheet prepared and filed pursuant to Section 6(d) hereof) has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company (x) complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder and (y) does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. Except for the final term sheet prepared and filed pursuant to Section 6(d) hereof and identified in Schedule II hereto forming part of the Time of Sale Prospectus, and electronic road shows, if any, each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

(d)   There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus.

(e)   The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(f)   The Company’s only subsidiaries are as described in Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(g)   This Agreement has been duly authorized, executed and delivered by the Company.

(h)   The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the Time of Sale Prospectus and the Prospectus.

(i)   The shares of Common Stock outstanding prior to the issuance of the Securities have been duly authorized and are validly issued, fully paid and non-assessable.

(j)   The shares of Common Stock issuable upon conversion of the Securities have been duly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Securities and the Indenture, will be validly issued, fully paid and non-assessable, and the issuance of such Common Stock will not be subject to any preemptive or similar rights, which have not otherwise been waived.

(k)   The Securities have been duly authorized and, when issued and delivered pursuant to this Agreement against payment of the consideration set forth herein and executed and delivered by the Company and authenticated by the Trustee, in each case in accordance with the Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Securities and the Indenture will conform to the descriptions thereof in the Time of Sale Prospectus and the Prospectus.

(l)   The Indenture has been duly authorized and duly qualified under the Trust Indenture Act and, when executed and delivered by the Company and the Trustee, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(m)   The execution and delivery by the Company of, and the performance by the Company of its obligations under the Securities, the Indenture and this Agreement (collectively, the “Transaction Documents”) will not contravene any provision of (i) applicable law, (ii) the articles of incorporation or bylaws of the Company, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, except in the cases of clauses (i), (iii) and (iv) for any such contravention that would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under the Transaction Documents, except such as may be required under the Securities Act and the Trust Indenture Act or the rules and regulations of the Commission thereunder or by the securities or Blue Sky laws of the various states or the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”) in connection with the offer and sale of the Securities.

(n)   There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than (i) proceedings accurately described in all material respects in the Time of Sale Prospectus or (ii) proceedings that would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by the Time of Sale Prospectus; and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(o)   Each preliminary prospectus with respect to the offering of the Securities filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the Trust Indenture Act and the applicable rules and regulations of the Commission thereunder.

(p)   The Company is not, and after giving effect to the offering and sale of the Securities to be sold by the Company and the application of the proceeds thereof as described in the Prospectus will not be, required to be registered as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(q)   The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(r)   To the Company’s knowledge, there are no facts currently existing that will require the Company or any of its subsidiaries to incur costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(s)   Except as disclosed in the Time of Sale Prospectus and the Prospectus, none of the Company nor any of its subsidiaries is or, since January 1, 2019 has been in violation of any Health Care Laws, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company and its subsidiaries, taken as a whole. For purposes of this Agreement, “Health Care Laws” means, to the extent applicable to the Company, (i) the Federal Food, Drug, and Cosmetic Act, and the regulations promulgated thereunder, (ii) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, (iii) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§669, 1035, 1347 and 1518; 42 U.S.C. §1320d et seq.) and the regulations promulgated thereunder, (iv) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (v) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. §1395w-101 et seq.) and the regulations promulgated thereunder, (vi) the so-called federal “Sunshine Law” or Open Payments (42 U.S.C. §1320a-7h) and state or local laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder, (vii) laws governing government pricing or price reporting programs and regulations promulgated thereunder, including without limitation the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, (viii) all statutes, rules or regulations of applicable governmental authorities applicable to the ownership, testing, research, development, manufacture, quality, safety, accreditation, packaging, storage, use, distribution, labeling, promotion, sale, offer for sale, import, export or disposal of any product manufactured or distributed by the Company or its subsidiaries, including current good manufacturing practices requirements; and (ix) any and all other health care laws and regulations applicable to  the Company or its subsidiaries or their respective businesses, each as currently conducted, as described in the Time of Sale Prospectus, each of (i) through (ix) as may be amended from time to time.

(t)   Neither the Company nor any of its subsidiaries has received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other legal action that has not been resolved from any applicable governmental authority or any third party, including employees, former employees or competitors, alleging that any operation or activity of the Company or any of its subsidiaries is in violation of any applicable Health Care Laws, except as would not, singly or in the aggregate, reasonably be expected to result in a material adverse effect on the Company and its subsidiaries taken as a whole.  Except as would not, singly or in the aggregate, reasonably be expected to result in a material adverse effect on the Company and its subsidiaries taken as a whole, (i) the Company and its subsidiaries have timely submitted all registrations or other filings required under any applicable Health Care Laws with governmental authorities, (ii) and those filings have, to the knowledge of the Company, been complete and accurate when filed or corrected as appropriate by the Company if subsequently determined not to be complete or to be inaccurate.

(u)   Except as would not, singly or in the aggregate, reasonably be expected to result in a material adverse effect on the Company and its subsidiaries taken as a whole, the Company: (i) has in place current agreements for its marketed product to participate in Federal Health Care Programs; and (ii) is in compliance with all such agreements including, without limitation, provisions in such agreements pertaining to the timely and current submission of accurate prices to federal and state agencies.  For purposes of this Agreement, “Federal Health Care Program” has the meaning set forth in 42 U.S.C. 1320a-7b(f).

(v)   The Company and its subsidiaries have an operational healthcare compliance program that: (i) governs all employees and contractors, including sales representatives; (ii) is materially consistent with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs and U.S. Department of Health and Human Services Office of Inspector General Voluntary Compliance Guidance for Pharmaceutical Manufacturers; (iii) complies with the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals; and (iv) addresses compliance with Health Care Laws.  The Company and each of its subsidiaries operates in material compliance with such healthcare compliance program.

(w)   Neither the Company nor any of its subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any governmental authority.

(x)   None of the Company, its subsidiaries, or any of their respective officers, directors, or employees, or to the knowledge of the Company, any independent contractor, is excluded, suspended or debarred from participation in any Federal Health Care Program or human research study or clinical trial or, to the knowledge of the Company, is or has been the subject of a governmental inquiry, investigation, proceeding or other action, including a criminal conviction or imposition of a civil monetary penalty, that would reasonably be expected to result in debarment, suspension, or exclusion. The Company periodically conducts screening of officers, directors, employees and independent contractors to confirm such persons are not excluded, suspended or debarred from participation in any Federal Health Care Program or human research study or clinical trial.

(y)   Except as described in the Time of Sale Prospectus and the Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Securities registered pursuant to the Registration Statement.

(z)   Neither the Company nor any of its subsidiaries or affiliates, nor any director or officer, nor to the knowledge of the Company, any employee, agent or representative of the Company or of any of its subsidiaries or affiliates, has taken any action (i) in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law (collectively “Anti-Corruption Laws”), or (ii) in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving or receiving of money, property, gifts or anything else of value (including nonmonetary benefits such as employment opportunities, gifts, travel, or entertainment), directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) or any other person to improperly influence official action, to improperly gain or retain business, or secure an improper advantage for the benefit of the Company. The Company and its subsidiaries have conducted their businesses in compliance in all material respects with the Anti-Corruption Laws, and the Company and its subsidiaries will not knowingly, directly or indirectly, use the proceeds of the offering and sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, agent, partner or other person or entity, for the purpose of financing or facilitating any activity that would violate any of the Anti-Corruption Laws.

(aa)   The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including, without limitation, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency where the Company and its subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(bb)   Neither the Company nor any of its subsidiaries or, any director, officer, or to the knowledge of the Company, any employee, agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is: (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury  or other relevant sanctions authority (collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).  For the past five years, the Company has not knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(cc)   Subsequent to the respective dates as of which information is given in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus, (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends and net settlements in connection with the Company’s existing employee compensation plans; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries, except in each case as described in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus, respectively, or except for a change in the number of outstanding shares of common stock of the Company due to the issuance of shares upon the exercise of currently outstanding options or other stock-based awards or the vesting of restricted stock units under (i) the Company’s Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”), 2013 Incentive Plan (the “2013 Plan”), 2015 Incentive Plan (the “2015 Plan”), 2017 Incentive Plan (the “2017 Plan”) and the 2019 Incentive Plan (the “2019 Plan”) or (ii) inducement grants previously made to new employees.

(dd)   The Company and its subsidiaries do not own any real property. The Company and its subsidiaries have good title to all personal property owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in the Time of Sale Prospectus or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any material real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries, in each case except as described in the Time of Sale Prospectus.

(ee)   Except as described in the Time of Sale Prospectus, (A) the Company and its subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and other intellectual property (collectively, “Intellectual Property”) currently used and proposed to be used by them in connection with the Company’s business as now conducted and as described in the Time of Sale Prospectus, and (B) neither the Company nor any of its subsidiaries has breached any material provision of any Intellectual Property license or received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing, in the case of each of (A) and (B), which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole. There are no valid and enforceable rights of third parties to any Intellectual Property that are or would be infringed by the business currently conducted or planned to be conducted by the Company and its subsidiaries or in the manufacture, use, sale or offer for sale of its presently proposed products, as such planned business and proposed products are described in the Time of Sale Prospectus which infringement, singly or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole. There are no pending patent applications of which the Company is aware, which, if granted in current form, would be infringed by the business currently conducted by it or proposed to be conducted by it as described in the Time of Sale Prospectus, which infringement, singly or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole. Neither the Company, nor any of its subsidiaries, is subject to any judgment, order, writ, injunction or decree of any court or any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, nor has it entered into or is it a party to any contract, in the case of each of the foregoing, which materially restricts or impairs its use of any Intellectual Property and which restriction or impairment, singly or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.  To the knowledge of the Company, there are no ongoing infringements by others of any Intellectual Property owned by the Company or its subsidiaries in connection with the business currently conducted by the Company and its subsidiaries or its presently proposed products, as described in the Time of Sale Prospectus, which infringement, singly or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole. The Company is not aware of any reason why any Intellectual Property owned or controlled by it is or should be held to be invalid or unenforceable, which holding, singly or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(ff)   Except as described in the Time of Sale Prospectus, no material labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that could have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(gg)   The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent in the reasonable opinion of the Company’s management and customary in the businesses in which they are engaged; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain comparable coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, except as described in the Time of Sale Prospectus.

(hh)   The Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses in the manner described in the Time of Sale Prospectus, including, without limitation, (i) all U.S. Food and Drug Administration (the “FDA”) clearances or approvals necessary to conduct the Company’s business as now conducted and (ii) applicable foreign regulatory agency clearances, permits or approvals necessary to conduct the Company’s business as now conducted. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, including, without limitation, any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA, any other governmental or regulatory authority or any third party which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, except as described in the Time of Sale Prospectus.

(ii)   The Company and each of its subsidiaries have operated their businesses and currently are in compliance in all material respects with all applicable rules, regulations and policies of the FDA and any applicable comparable foreign regulatory organization, including, without limitation, all applicable directives and regulations of the European Medicines Agency.  The Company has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA, any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any applicable laws or material certificates, authorizations or permits and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding.

(jj)   The description of the results of the studies, tests and trials conducted by or on behalf of the Company contained in the Time of Sale Prospectus and the Prospectus are accurate in all material respects and the Company has no knowledge of any other studies, tests or trials, the results of which are materially inconsistent with the results described in the Time of Sale Prospectus and the Prospectus.

(kk)   Any clinical trials or human and animal studies conducted by or on behalf of the Company and described in the Time of Sale Prospectus were and, if still pending, are being conducted (to the Company’s knowledge, after due inquiry, with respect to such studies conducted by third parties) in accordance, in all material respects, with standard medical and scientific research procedures, the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder, and all applicable rules, regulations and policies of the FDA, including, where applicable, current good clinical practices and Good Laboratory Practices, as such terms are understood in the Company’s industry, and all applicable foreign regulatory requirements and standards. Except as described in the Time of Sale Prospectus or the Registration Statement, the Company has not received any notices or correspondence from the FDA or any other governmental authority contemplating or requiring the termination, suspension or modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company, other than ordinary course communications with respect to modifications in connection with the design and implementation of such studies, trials and tests, none of which modifications would have a material impact on such study, trial or test.

(ll)   Except as described in the Time of Sale Prospectus or the Registration Statement, the Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States (“U.S. GAAP”) and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Time of Sale Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(mm)   Except as described in the Time of Sale Prospectus or the Registration Statement, the Company has not sold, issued or distributed any shares of Common Stock during the six-month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Securities Act, other than shares issued pursuant to employee benefit plans, qualified stock option plans or other compensation or incentive plans or pursuant to the exercise or vesting of, as applicable, outstanding options, restricted stock units, other stock-based awards or inducement grants made to new employee hires.

(nn)   The Company has filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or has requested extensions thereof (except, in each case, where the failure to file would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole) and has paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been recorded in the financial statements of the Company), and there is no tax deficiency which if determined adversely to the Company would reasonably be expected to have (nor does the Company have any notice or knowledge of any tax deficiency which would reasonably be expected to be determined adversely to the Company and which would reasonably be expected to have) a material adverse effect on the Company and its subsidiaries, taken as a whole.

(oo)   Except as disclosed in the Time of Sale Prospectus or the Registration Statement, the Company and each of its subsidiaries are presently in compliance in all material respects with all applicable privacy and data protection laws, judgments, orders, and other contractual or legal obligations binding on the Company or its subsidiaries; statutes, rules and regulations of any court or arbitrator or other governmental or regulatory authority, in each case, relating to the privacy and security of the information technology systems and personal data used in connection with the operation of the Company’s and its subsidiaries’ businesses as currently conducted. The Company and each of its subsidiaries have, in accordance with industry standard practices for companies comparable in size to the Company, taken steps designed to protect the information technology systems and personal data of the Company used in connection with the operation of the Company’s and its subsidiaries’ businesses. Except as disclosed in the Time of Sale Prospectus or the Registration Statement and to the knowledge of the Company, there has been no material security breach, compromise, misuse, misappropriation, or unauthorized use, access, disablement, or modification of or relating to any such information technology system or personal data, and the Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any material security breach, compromise, misuse, misappropriation, or unauthorized use, access, disablement, or modification of or relating to any such information technology system or personal data.

2.  Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth in Schedule I hereto opposite its name at a purchase price of 97.25% of the principal amount of the Securities (the “Purchase Price”).

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Optional Securities, and the Underwriters shall have the right to purchase, severally and not jointly, up to $75,000,000 aggregate principal amount of the Optional Securities at the Purchase Price, solely to cover over-allotments. You may exercise this right on behalf of the Underwriters in whole or, from time to time, in part by giving written notice to the Company not later than 30 days after the date of the Prospectus. Any exercise notice shall specify the aggregate principal amount of Optional Securities to be purchased by the Underwriters and the date on which such Securities are to be purchased. Each purchase date must be at least two business days after the written notice is given and may not be earlier than the Closing Date nor later than ten business days after the date of such notice; provided, however, that if an exercise notice is delivered prior to the Closing Date, then the purchase date for such notice shall be the Closing Date.  On each day, if any, that Optional Securities are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the principal amount of Optional Securities (subject to such adjustments to eliminate fractions of $1,000) that bears the same proportion to the aggregate principal amount of Optional Securities to be purchased on such Option Closing Date as the principal amount of Firm Securities set forth in Schedule I hereto opposite the name of such Underwriter bears to the aggregate principal amount of Firm Securities.

3.   Terms of Public Offering.  The Company is advised by you that the Underwriters propose to make a public offering of their respective portions of the Securities as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable.  The Company is further advised by you that the Securities are to be initially offered on the terms set forth in the Time of Sale Prospectus.

4.   Payment and Delivery.  Payment for the Firm Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery to The Depositary Trust Company (“DTC”) or its designated custodian for the respective accounts of the several Underwriters of the Firm Securities of one or more global notes representing the Securities (collectively, the “Global Note”), at 10:00 a.m., New York City time, on May 13, 2021 or at such other time on the same or such other date, not later than the fifth business day thereafter as shall be designated in writing by you.  The time and date of such payment are hereinafter referred to as the “Closing Date.” The Global Note will be made available for inspection to the Managers at least twenty-four hours prior to the Closing Date.

Payment for any Optional Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery to DTC or its designated custodian for the respective accounts of the several Underwriters of the Optional Securities of a Global Note , at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than the tenth business day thereafter, as shall be designated in writing by you.  The Global Note representing the Optional Securities will be made available for inspection to the Managers at least twenty-four hours prior to any Option Closing Date.

5.   Conditions to the Underwriters’ Obligations. The several obligations of the Underwriters are subject to the following conditions:

(a)   Subsequent to the execution and delivery of this Agreement and prior to the Closing Date and any Option Closing Date:

(i)   there shall not have occurred any downgrading, nor shall any notice have been given to the Company of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Section 3(A)(62) of the Exchange Act; and

(ii)   there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business, prospects or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus as of the date of this Agreement that, in your judgment, is material and adverse or is reasonably likely to be material and adverse, and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Prospectus.

(b)   The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) above and to the effect that (i) the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and (ii) that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)   The Underwriters shall have received on the Closing Date an opinion and negative assurance letter of Covington & Burling LLP, special counsel for the Company, dated the Closing Date, in the form previously agreed, which shall be rendered to the Underwriters at the request of the Company and shall so state therein.

(d)  The Underwriters shall have received on the Closing Date an opinion of Hunton Andrews Kurth LLP, Virginia counsel for the Company, dated the Closing Date, in the form previously agreed, which shall be rendered to the Underwriters at the request of the Company and shall so state therein.

(e)   The Underwriters shall have received on the Closing Date an opinion of Cooley LLP, intellectual property counsel to the Company, dated the Closing Date, in the form previously agreed.

(f)   The Underwriters shall have received on the Closing Date an opinion or opinions of Ropes & Gray LLP, counsel for the Underwriters, dated the Closing Date, in form and substance reasonably satisfactory to the Managers, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(g)   The Underwriters shall have received on the Closing Date an opinion or opinions of Davis Polk & Wardwell LLP, counsel for the Underwriters, dated the Closing Date, in form and substance reasonably satisfactory to the Managers, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(h) The Underwriters shall have received, on each of the date hereof and the Closing Date, a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from Ernst & Young LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(i)   The “lock-up” agreements, each substantially in the form of Annex B hereto, between you and each executive officer and director of the Company relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

(j)   The several obligations of the Underwriters to purchase Optional Securities hereunder are subject to the delivery to you on the applicable Option Closing Date of the following:

(i)  a certificate, dated the Option Closing Date and signed by an executive officer of the Company, confirming that the certificate delivered on the Closing Date pursuant to Section 5(b) hereof remains true and correct as of such Option Closing Date;

(ii)  an opinion and negative assurance letter of Covington & Burling LLP, special counsel for the Company, dated the Option Closing Date, relating to the Optional Securities to be purchased on such Option Closing Date and, except as otherwise agreed by you, to the same effect as the opinion required by Section 5(c) hereof;

(iii)  an opinion of Hunton Andrews Kurth LLP, Virginia counsel for the Company, dated the Option Closing Date, relating to the Optional Securities to be purchased on such Option Closing Date and, except as otherwise agreed by you, to the same effect as the opinion required by Section 5(d) hereof;

(iv)  an opinion of Cooley LLP, intellectual property counsel to the Company, dated the Option Closing Date and otherwise to the same effect as the opinion required by Section 5(e) hereof;

(v)  an opinion or opinions of Ropes & Gray LLP, counsel for the Underwriters, dated the Option Closing Date, relating to the Optional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(f) hereof;

(vi)  an opinion or opinions of Davis Polk & Wardwell LLP, counsel for the Underwriters, dated the Option Closing Date, relating to the Optional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(g) hereof;

(vii)  a letter dated the Option Closing Date, in form and substance satisfactory to the Underwriters, from Ernst & Young, LLP, independent public accountants, substantially in the same form and substance as the letter furnished to the Underwriters pursuant to Section 5(h) hereof; provided that the letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date; and

(viii)   such other documents as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Optional Securities to be sold on such Option Closing Date and other matters related to the issuance of such Optional Securities.

6.   Covenants of the Company. The Company covenants with each Underwriter as follows:

(a)   To furnish to you, without charge, a signed copy of the Registration Statement (including exhibits thereto) and for delivery to each other Underwriter a conformed copy of the Registration Statement (without exhibits thereto) and to furnish to you in New York City, without charge, as promptly as practicable and in any event no later than 10:00 a.m. New York City time on the second business day succeeding the date of this Agreement and during the period mentioned in Section 6(f) or 6(g) below, as many copies of the Time of Sale Prospectus, the Prospectus and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

(b)   Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement and to provide you a reasonable opportunity to comment on any such proposed amendment or supplement prior to filing it, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

(c)   To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company with respect to the Securities and not to use or refer to any such proposed free writing prospectus to which you reasonably and promptly object.

(d)   To prepare a final term sheet, containing solely a description of the Securities, in the form set forth in Annex A hereto, and to file such term sheet pursuant to Rule 433(d) under the Securities Act within the time required by such Rule.

(e)   Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(f)   If the Time of Sale Prospectus is being used to solicit offers to buy the Securities at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if, in the opinion of counsel for the Company or the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, promptly to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances under which they were made, when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(g)   If, during such period after the first date of the public offering of the Securities as in the opinion of counsel for the Company or the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances under which they were made, when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Company or the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, promptly to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Securities may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances under which they were made, when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(h)   To endeavor to qualify the Securities and the shares of Common Stock issuable upon conversion of the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided that in no event shall the Company or any of its subsidiaries be obligated to qualify to do business as a foreign corporation in any jurisdiction in which it is not now so qualified or to file any general consent to service of process.

(i)   To reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock upon conversion of the Securities.

(j)   To use best efforts to cause the maximum number of shares of Common Stock issuable upon conversion of the Securities to be listed on the Nasdaq Global Select Market.

(k)   To make generally available to the Company’s security holders and to you as soon as practicable an earning statement covering a period of at least 12 months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(l)   The Company will not, directly or indirectly, knowingly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person: (x) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (y) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(m)   Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of the Company’s obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Securities and the shares of Common Stock issuable upon conversion of the Securities, under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities and the shares of Common Stock issuable upon conversion of the Securities for offer and sale under state securities laws as provided in Section 6(h) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Securities by FINRA, (v) all costs and expenses incident to listing the shares of Common Stock issuable upon conversion of the Securities on the Nasdaq Global Select Market, (vi) the costs and charges of any transfer agent, registrar or depositary for the Securities or the shares of Common Stock issuable upon conversion of the Securities, (vii) the costs and expenses of the Trustee and any agent of the Trustee and the reasonable fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior written approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with any road show (provided that the prior written approval of the Company is obtained prior to the chartering of any such aircraft), (ix) the document production charges and expenses associated with printing this Agreement, and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section 6, Section 8 entitled “Indemnity and Contribution,” the last sentence of Section 9 below and the last paragraph of Section 10 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, stock transfer taxes payable on resale of any of the Securities by them, travel and lodging expenses of their representatives in connection with any road show, and any advertising expenses connected with any offers they may make, it being further understood, however, that the fees and disbursements of counsel for the Underwriters to be paid by the Company pursuant to clauses (iii) and (iv) above shall not exceed $10,000, in the aggregate.

The Company also covenants with each Underwriter that, without the prior written consent of the Managers on behalf of the Underwriters, it will not, during the period through the 60th day after the date of the Prospectus, (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (C) file any registration statement (other than on Form S-8) with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock.

The restrictions contained in the preceding paragraph shall not apply to (1) the Securities to be sold hereunder or the shares of Common Stock issuable upon conversion of the Securities to be sold hereunder, (2) the issuance and sale by the Company of shares of Common Stock pursuant to an underwriting agreement to be entered into among the Company and J.P. Morgan Securities LLC and SVB Leerink LLC, on behalf of the several underwriters named therein, (3) the issuance and sale of Common Stock pursuant to that certain Sales Agreement, dated as of February 25, 2021, between the Company and SVB Leerink LLC, provided that no sales shall be made under the Sales Agreement until the earlier of (i) the exercise in full by the Underwriters of their option to purchase the Additional Shares and (ii) 30 days after the date hereof, (4) (i) the issuance by the Company of Common Stock upon the exercise of outstanding stock options or other stock-based awards or vesting of outstanding restricted stock units or other stock-based awards or issuances of shares of Common Stock under the 2000 Plan, the 2013 Plan, the 2015 Plan, the 2017 Plan or the 2019 Plan or pursuant to inducement grants to new employees or upon the exercise of currently outstanding options granted outside of such plans, (ii) the grant by the Company of stock options, restricted stock units or other stock-based awards under the 2019 Plan or pursuant to inducement grants to new employees or (iii) the conversion of a security outstanding on the date hereof described in the Registration Statement or of which the Underwriters have been advised in writing or (5) issuances of Common Stock or other securities in connection with a transaction that includes a commercial relationship (including joint ventures, marketing or distribution arrangements, collaboration agreements or intellectual property license agreements) or any acquisition of assets or at least a controlling portion of the equity of another entity provided that (x) the aggregate number of shares of securities issued pursuant to this clause (5) shall not exceed 10% of the total number of outstanding shares of Common Stock immediately following the issuance and sale of the Securities pursuant hereto and (y) the holder of such shares or securities shall sign a lock-up agreement in the form attached hereto as Exhibit A if the issuance of Common Stock or other securities occurs during the 60-day restricted period.

7.   Covenants of the Underwriters. Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.

8.   Indemnity and Contribution.

(a)   The Company agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees, affiliates and agents of each Underwriter and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any road show as defined in Rule 433(h) under the Securities Act (a “road show”) or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein. For purposes of this Agreement, the only information furnished shall be (a) the table following the first paragraph under the caption “Underwriting” in the Prospectus, setting forth the names of the Underwriters and number of Firm Securities to be purchased by each Underwriter; (b) the fourth paragraph under the caption “Underwriting” in the Prospectus, concerning the terms of the offering by the Underwriters; and (c) paragraphs sixteen and seventeen under the caption “Underwriting” in the Prospectus, relating to stabilizing transactions, short sales, purchases to cover positions created by short sales and the imposition of penalty bids by the Underwriters (the “Underwriter Information”).

(b)   Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Underwriters, but only with reference to the Underwriter Information.

(c)   In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonably incurred fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Managers, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)   To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Securities or (ii) if the allocation provided by Section 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Section 8(d)(i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters, as such net proceeds received by the Company and total underwriting discounts and commissions received by the Underwriters are set forth in the section of the Prospectus entitled “Underwriting”, bear to the aggregate public offering price of the Securities. The relative fault of the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or parties on the one hand or by the indemnified party or parties on the other hand and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective aggregate principal amount of Securities they have purchased hereunder and not joint.

(e)   The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Securities exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. Notwithstanding anything herein to the contrary, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)   The indemnity and contribution provisions contained in this Section 8 and the representations and warranties of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

9.   Termination. The Underwriters may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (a) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the Commission, the New York Stock Exchange, NYSE American (formerly known as the American Stock Exchange), the Nasdaq Global Select Market or the Nasdaq Global Market, (b) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (c) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (d) any moratorium on commercial banking activities shall have been declared by Federal or New York state authorities or (e) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (e), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus. If this Agreement shall be terminated by the Underwriters pursuant to this Section 9, the Company will reimburse the Underwriters for all out-of-pocket accountable expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

10.   Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of such Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Securities to be purchased on such date, the non-defaulting Underwriters shall be obligated severally in the proportions that the aggregate principal amount of Firm Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Firm Securities set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm Securities and the principal amount of Firm Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Firm Securities to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Firm Securities are not made within 48 hours after such default, this Agreement shall terminate. In the event of such termination, the Company shall not have any liability to any Underwriter (except to the extent provided in Sections 6(l) and 8 hereof) nor shall any Underwriter (other than an Underwriter who shall have failed otherwise than for some reason permitted under this Agreement to purchase the amount of Firm Securities agreed by such Underwriter to be purchased hereunder) be under any liability to the Company (except to the extent provided under Sections 6(l) and 8 hereof). In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Optional Securities and the aggregate principal amount of Optional Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Optional Securities to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (a) terminate their obligation hereunder to purchase the Optional Securities to be sold on such Option Closing Date or (b) purchase not less than the principal amount of Optional Securities that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement (unless such failure to comply or inability to perform is due primarily to any default of any Underwriter), the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket accountable expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

11.   Entire Agreement.

(a)   This Agreement, together with any contemporaneous written agreements that relate to the offering of the Securities, represents the entire agreement between the Company on the one hand and the Underwriters on the other hand, with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Securities.

(b)   The Company acknowledges that in connection with the offering of the Securities: (i) the Underwriters have acted at arms’ length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12.   Waiver of Jury Trial.  The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

13.  Recognition of the U.S. Special Resolution Regimes. In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(a)  In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(b)  For purposes of this Section 13, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

14.   Counterparts. This Agreement may be signed in two or more counterparts (which may include counterparts delivered by any standard form of electronic communication), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.   Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflict of laws that would result in the application of any law other than the laws of the state of New York. The Company agrees that any suit or proceeding arising in respect of this Agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York, and the Company agrees to submit to the jurisdiction of, and to venue in, such courts.

16.   Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

17.   Notices. All communications hereunder shall be in writing and effective only upon receipt and (a) if to the Underwriters shall be delivered, mailed or sent to J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Eileen Shin, Esq. and SVB Leerink LLC, 1301 Avenue of the Americans, 12th Floor, New York, New York 10019 Attention: Stuart Nayman, Esq.; and (b) if to the Company shall be delivered, mailed or sent to 700 US Highway 202/206, Bridgewater, New Jersey 08807, Attention: Chief Legal Officer, with a copy (which shall not constitute notice) to Covington & Burling LLP, One CityCenter, 850 Tenth Street, NW, Washington, DC 20001-4956, Attention:  Michael J. Riella, email: mriella@cov.com.

(Remainder of page intentionally left blank.)

Very truly yours,

INSMED INCORPORATED

By:	/s/ Sara M. Bonstein
	Name:	Sara M. Bonstein
	Title:	Chief Financial Officer

[Underwriting Agreement]

Accepted as of the date hereof
J. P. MORGAN SECURITIES LLC
SVB LEERINK LLC
Acting severally on behalf of themselves and the
several Underwriters named in Schedule I
hereto.

By:	J.P. Morgan Securities LLC

By:	/s/ Derek Brown
	Name:	Derek Brown
	Title:	Vice President

By:	SVB Leerink LLC

By:	/s/ Dan Dubin
	Name:	Dan Dubin, M.D.
	Title:	Vice Chairman, Global Co-Head of Investment Banking

[Underwriting Agreement]

SCHEDULE I

Underwriter	Principal Amount of Firm Securities To Be Purchased
J.P. Morgan Securities LLC	$250,000,000
SVB Leerink LLC	$212,500,000
Morgan Stanley & Co. LLC	$37,500,000

Total:	$500,000,000
I-1

SCHEDULE II

Time of Sale Prospectus

1.	Basic Prospectus, dated May 21, 2020 and included in the Registration Statement

2.	Preliminary prospectus, dated May 10, 2021

3.	Free writing prospectus, dated May 10, 2021, in the form of Annex A
II-1

EXHIBIT A

FORM OF LOCK-UP LETTER

                    , 2021

J.P. Morgan Securities LLC
SVB Leerink LLC
as Representatives of the several Underwriters

c/o J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10179

c/o SVB Leerink LLC
One Federal Street, 37th Floor
Boston, MA 02110

Ladies and Gentlemen:

The undersigned understands that J.P. Morgan Securities LLC and SVB Leerink LLC, as representatives of the Underwriters (as defined below) (the “Representatives”), propose to enter into (i) an Underwriting Agreement (the “Common Stock Underwriting Agreement”) with Insmed Incorporated, a Virginia corporation (the “Company”), providing for the public offering (the “Common Stock Offering”) by the several Underwriters listed on Schedule I to the Common Stock Underwriting Agreement (the “Underwriters”), of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) and (ii) an Underwriting Agreement (the “Note Underwriting Agreement”), providing for the purchase (the “Note Offering” and together with the Common Stock Offering, the “Offerings”) of senior notes of the Company convertible into shares of Common Stock.
A-1

To induce the Underwriters that may participate in the Offerings to continue their efforts in connection with the Offerings, the undersigned hereby agrees that, without the prior written consent of the Representatives, on behalf of the Underwriters, it will not, during the period commencing on the date hereof through the 60th day after the date of the final prospectus relating to the Offerings (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

The foregoing sentence shall not apply to (a) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or by will, other testamentary document or intestate succession, (b) distributions of shares of Common Stock or any security convertible into Common Stock to limited partners, members, stockholders, or wholly-owned subsidiaries of the undersigned, (c) transfers of shares of Common Stock or any security convertible into Common Stock pursuant to any order or settlement agreement not involving any public sale of shares of Common Stock or other securities and approved by any court of competent jurisdiction, (d) transfers of shares of Common Stock or any security convertible into Common Stock to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (e) transfers of shares of Common Stock or any security convertible into Common Stock to any corporation, partnership, limited liability company or similar entity of which all of the beneficial ownership interests are held by the undersigned or the immediate family of the undersigned; provided that in the case of any transfer or distribution pursuant to clauses (a)-(e), (i) each donee, distributee or transferee shall sign and deliver to the Representatives a lock-up letter substantially in the form of this letter, (ii) no public announcement or filing by any party (the undersigned, donor, donee, distributor, distributee, transferor or transferee) under the Exchange Act, including, without limitation, any Section 16(a) filing, shall be required or voluntarily made in connection with such transfer or distribution and (iii) any such transfer or distribution shall not involve a disposition for value, (f) the establishment of a new trading plan pursuant to Rule 10b5-1 under the Exchange Act (a “10b5-1 trading plan”) providing for dispositions or sales of Common Stock; provided that such plan does not permit dispositions or sales of shares of Common Stock or any security convertible into Common Stock during the Restricted Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be voluntarily made during the Restricted Period, (g) transfers of shares of Common Stock pursuant to a 10b5-1 trading plan entered into prior to the date of this agreement; provided that to the extent a public announcement or filing under the Exchange Act is required for such transfer, such announcement or filing shall include a statement to the effect that the transfer was made pursuant to a 10b5-1 trading plan, (h) the exercise of options or other stock-based awards to purchase Common Stock or vesting of restricted stock units or other stock-based awards outstanding as of the date hereof or granted under equity incentive plans or pursuant to inducement awards in effect as of the date hereof or described in the registration statement with respect to each of the Offerings; provided that the underlying Common Stock continues to be subject to the terms of this agreement, (i) transfers of shares of Common Stock or any security convertible into Common Stock pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to holders of the Common Stock involving a change of control of the Company; provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed during the Restricted Period, the undersigned shall remain subject to the restrictions contained herein during such period, (j) the repurchase by the Company or forfeiture of securities to the Company in connection with termination of the undersigned’s employment with the Company, and (k) the settlement of restricted stock, restricted stock units, options or other stock-based awards on a “net” basis or any other withholding of shares of Common Stock by the Company upon vesting and/or settlement of restricted stock, restricted stock units, options or other stock-based awards; provided that (x) the underlying shares of Common Stock received by the undersigned shall continue to be subject to the restrictions on transfer set forth in this agreement and (y) any such settled or withheld shares are surrendered to the Company in the net exercise; provided further, in each case (a) through (f) and (h) through (k), that the undersigned shall provide you two days’ advance notice of such transfers, distributions, plan establishments, exercises, repurchases, forfeitures, settlements or withholdings, as applicable.
A-2

In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Offerings. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not either the Common Stock Offering or the Note Offering actually occurs depends on a number of factors, including market conditions. The Common Stock Offering and Note Offering will only be made pursuant to the Common Stock Underwriting Agreement and Note Underwriting Agreement, respectively, the terms of which are subject to negotiation between the Company and the Underwriters. If (i) the closing of both Offerings have not occurred prior to June 30, 2021, (ii) the Company notifies you in writing prior to the date of the execution of each of the Common Stock Underwriting Agreement and the Note Underwriting Agreement that it does not intend to proceed with both Offerings, (iii) prior to the date of the execution of each of the Common Stock Underwriting Agreement and the Note Underwriting Agreement, the registration statement filed with respect to each of the Common Stock Offering and the Note Offering is withdrawn or (iv) for any reason each of the Common Stock Underwriting Agreement and the Note Underwriting Agreement shall be terminated prior to the respective Closing Date (as defined in each of the Common Stock Underwriting Agreement and Note Underwriting Agreement), this agreement shall be of no further force or effect.

This agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

[Signature page follows]
A-3

Very truly yours,

(Name of Party—Please Print)

(Signature)
A-4

Annex A

Issuer Free Writing Prospectus dated May 10, 2021
Filed Pursuant to Rule 433
Registration No. 333-238560

Insmed Incorporated

0.75% Convertible Senior Notes due 2028
(the “Convertible Notes Offering”)

And

10,000,000 Shares of Common Stock, par value $0.01 per share
(the “Common Stock Offering”)

The information in this pricing term sheet relates to the Convertible Notes Offering and the Common Stock Offering (together, the “Offerings”) and should be read together with (i) the preliminary prospectus supplement dated May 10, 2021 relating to the Convertible Notes Offering (the “Convertible Note Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, (ii) the preliminary prospectus supplement dated May 10, 2021 relating to the Common Stock Offering (the “Common Stock Preliminary Prospectus Supplement), including the documents incorporated by reference therein, and (iii) the accompanying prospectus dated May 21, 2020, including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

Issuer:	Insmed Incorporated, a Virginia corporation (the “Issuer”)

Ticker/Exchange for Common Stock:	INSM / The Nasdaq Global Select Market (“Nasdaq”)

Pricing Date:	May 10, 2021

Settlement Date:	May 13, 2021

Nasdaq Last Reported Sale Price on May 10, 2021:	$25.99 per share of common stock of the Issuer, par value $0.01 per share (“Common Stock”)

Total Transaction Size:
$750 million in gross proceeds from the Offerings (or $862.5 million if the underwriters’ option to purchase additional shares of Common Stock and the underwriters’ over-allotment option to purchase additional Notes (as defined below) are both exercised in full). The Common Stock Offering and the Convertible Notes Offering are not cross-conditional.

Common Stock Offering

Shares Offered:	10,000,000 shares of Common Stock (or 11,500,000 shares if the underwriters exercise their option to purchase an additional 1,500,000 shares of Common Stock in full).

Common Stock Outstanding:	113,278,670 shares immediately after the Common Stock Offering (or 114,778,670 shares if the underwriters exercise their option to purchase additional shares of Common Stock in full).

Public Offering Price:	$25.00 per share of Common Stock

Transaction Size:	$250 million in gross proceeds (or up to $287.5 million if the underwriters’ option is exercised in full), before deducting underwriting discounts and the Issuer’s estimated offering expenses.

Underwriting Discount:	$1.50 per share of Common Stock.

Use of Proceeds:
The gross proceeds from the Common Stock Offering will be $250 million (or $287.5 million if the underwriters exercise their option to purchase additional shares in full), before deducting underwriting discounts and commissions and estimated offering expenses payable by the Issuer. The Issuer intends to use the net proceeds from this offering to fund activities related to the commercialization and development of ARIKAYCE, further research and  development of brensocatib, TPIP or any of its product candidates, and for other general corporate purposes, including business expansion activities.

Joint Book-Running Managers:	J.P. Morgan Securities LLC SVB Leerink LLC Morgan Stanley & Co. LLC

Co-Managers:	Credit Suisse Securities (USA) LLC Stifel, Nicolaus & Company, Incorporated Cantor Fitzgerald & Co. H.C. Wainwright & Co., LLC

Convertible Notes Offering

Securities Offered:	0.75% Convertible Senior Notes due 2028 (the “Notes”).

Aggregate Principal Amount Offered:	$500,000,000 aggregate principal amount of Notes (or $575,000,000 aggregate principal amount of Notes if the underwriters exercise in full their over-allotment option).

Maturity:	June 1, 2028, unless earlier repurchased, redeemed or converted.

Interest Rate:	0.75% per annum, accruing from May 13, 2021.

Interest Payment Dates:	June 1 and December 1 of each year, beginning on December 1, 2021.

Price to Public:	100% of the principal amount of the Notes plus accrued interest, if any, from May 13, 2021.

Conversion Premium:	Approximately 30% above the public offering price per share of Common Stock in the Common Stock Offering.

Initial Conversion Price:	Approximately $32.50 per share of Common Stock.

Initial Conversion Rate:	30.7692 shares of Common Stock per $1,000 principal amount of Notes.

Underwriting Discount:	$27.50 per $1,000 principal amount of Notes. Approximately $13.8 million in aggregate (or approximately $15.8 million in aggregate if the underwriters exercise in full their over-allotment option).

Net Proceeds:
The gross proceeds from the Convertible Notes Offering will be $500 million (or $575 million if the underwriters exercise in full their over-allotment option), before deducting underwriting discounts and estimated offering expenses.

Concurrently with the Offerings, the Issuer plans to enter into separate and privately negotiated repurchase transactions with certain holders of a portion of the Issuer’s 1.75% Convertible Senior Notes due 2025 (the “2025 Notes”). In these transactions, the Issuer plans to repurchase 2025 Notes with an aggregate principal amount of $225 million for an aggregate repurchase price of approximately $237 million plus accrued interest.

The Issuer intends to use a portion of the net proceeds from the Convertible Notes Offering to pay the purchase price for the repurchase of 2025 Notes described above and to use the remaining net proceeds from the offering to fund activities related to the commercialization and development of ARIKAYCE, further research and development of brensocatib, TPIP or any of its product candidates, and for other general corporate purposes, including business expansion activities.

CUSIP:	457669 AB5

ISIN:	US457669AB50

Joint Book-Running Managers:	J.P. Morgan Securities LLC SVB Leerink LLC Morgan Stanley & Co. LLC

Optional Redemption:
On or after June 6, 2025, the Issuer may redeem for cash all or part of the Notes if the last reported sale price of its Common Stock equals or exceeds 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on the trading day prior to the date on which the Issuer provides notice of the redemption. The redemption price will be the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Settlement Upon Conversion:
Upon conversion of a note, the Issuer will satisfy its conversion obligation by paying or delivering, as applicable, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at its election. If the Issuer elects to satisfy its conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of Common Stock, the amount of cash and shares of Common Stock, if any, due upon conversion will be based on a daily conversion value (as defined in the Convertible Note Preliminary Prospectus Supplement) calculated on a proportionate basis for each VWAP trading day (as defined in the Convertible Note Preliminary Prospectus Supplement) in a 40 consecutive VWAP trading day observation period (as defined in the Convertible Note Preliminary Prospectus Supplement).

Adjustment to Conversion Rate Upon Conversion In Connection With a Make Whole Fundamental Change or Notice of Redemption:
The following table sets forth the number of additional shares of Common Stock, if any, by which the conversion rate will be increased for conversions in connection with a “make whole fundamental change” (as defined in the Preliminary Prospectus Supplement) or conversions of Notes that the Issuer calls for redemption prior to the maturity date of the Notes:

Stock Price
Effective Date	$ 25.00	$ 30.00	$32.50	$ 35.00	$42.25	$50.00	$ 75.00	$ 100.00	$ 125.00	$ 150.00
May 13, 2021	9.2308	6.9487	5.9360	5.1126	3.4431	2.3660	0.8607	0.3629	0.1572	0.0625
June 1, 2022	9.2308	6.8030	5.7658	4.9274	3.2466	2.1826	0.7455	0.2960	0.1191	0.0419
June 1, 2023	9.2308	6.5983	5.5348	4.6817	2.9972	1.9570	0.6147	0.2250	0.0813	0.0229
June 1, 2024	9.2308	6.3550	5.2563	4.3843	2.6973	1.6916	0.4735	0.1548	0.0474	0.0087
June 1, 2025	9.2308	6.0593	4.9102	4.0120	2.3259	1.3736	0.3259	0.0909	0.0210	0.0000
June 1, 2026	9.2308	5.6017	4.3831	3.4551	1.8066	0.9634	0.1779	0.0394	0.0048	0.0000
June 1, 2027	9.2308	4.7463	3.4200	2.4746	1.0211	0.4436	0.0569	0.0088	0.0000	0.0000
June 1, 2028	9.2308	2.5640	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

•
if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable;

•
if the stock price is greater than $150.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Preliminary Prospectus Supplement), no additional shares will be added to the conversion rate; and

•
if the stock price is less than $25.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Preliminary Prospectus Supplement), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of Notes exceed 40.0000, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rates—Conversion Rate Adjustments” in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including the Common Stock Preliminary Prospectus Supplement and the Convertible Notes Offering Preliminary Prospectus Supplement and the related accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for each of the Common Stock Offering and the Convertible Notes Offering to which this communication relates. Before you invest, you should read the Common Stock Preliminary Prospectus Supplement or the Convertible Note Preliminary Prospectus Supplement, as the case may be, and the related accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer, the Common Stock Offering and the Convertible Notes Offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov.

Alternatively, any underwriter or any dealer participating in the Common Stock Offering or the Convertible Notes Offering will arrange to send you the Common Stock Preliminary Prospectus Supplement or the Convertible Note Offering Preliminary Prospectus Supplement, as the case may be, and the related accompanying prospectus if you request it from (1) J.P. Morgan Securities LLC,  c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-866 803 9204, or by email at prospectus-eq_fi@jpmchase.com, or (2) SVB Leerink LLC, c/o Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525 extension 6105 or by email at syndicate@svbleerink.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.